Exhibit 10.8
EMPLOYMENT AGREEMENT

between

Kelly Services Management Sarl (hereinafter “the Company”)

And

Olivier Thirot, 34 Chemin de la Montagne, 1224 Chêne-Bougeries, Switzerland

(hereinafter "the Employee").

Preliminary Statement

The Company, a subsidiary of Kelly Services, Inc., a Delaware corporation (“Kelly Services”), desires to employ the Employee and the Employee desires to accept such employment in accordance with the terms and conditions of this. This Employment agreement cancels and replaces all prior agreements and understandings (whether written or oral) relating to the Employee’s employment by the Company or any of the Company’s affiliated companies relating to the subject matter herein.

NOW THEREFORE, the Parties hereto agree as follows:

Article 1
DURATION

1.1This Agreement is concluded for an indefinite term, to take effect as from 27 December 2021 and shall continue until either party gives notice of termination in accordance with the terms herein. The calculation of the Employee’s years of service will include Employee’s prior full-time employment with the Company and the Company’s affiliated companies; provided that there has not been a break in employment.
1.2Subject to Article 11, during the term of this Agreement the Employee will receive severance benefits from the Company equivalent to that of a Tier 2 Participant under the Senior Executive Severance Plan approved by the Board of Directors of Kelly Services, from time to time (the “Plan”) in the event of termination of the Employee’s employment: (i) by the Company other than for Cause, Disability or death, other than by reason of termination in connection with the sale or transfer of any portion of the Company’s assets (not constituting a Change in Control) provided the Employee is offered employment with comparable base pay with the purchaser or transferee thereof and is offered a new severance agreement with the new employer; or (ii) for Good Reason by the Employee in connection with a Change in Control as set forth within the Plan. “Cause”, “Change of Control”. “Disability”, “Good Reason” and “Tier 2 Participant” as used in this paragraph shall have the same meanings as the meanings set forth in such Plan.  For the avoidance of doubt, the Employee is not a participant in the Plan due to his employment by the Company, however the addition of this clause is designed to provide for financial protection in the event of unexpected job loss, in order to encourage the continued attention of participants who are expected to make substantial contributions to the success of the Company and therefore provide for stability and continuity of management.

Article 2
OBLIGATIONS DURING EMPLOYMENT

2.1The Company agrees to employ the Employee, and the Employee agrees to serve as Chief Financial Officer, and his duties will consist, without limitations, of those duties set out by the President & Chief Executive Officer of Kelly Services to whom the Employee will report in solid line (herein after the “Supervisor”), or by a designee (the “Director”) of the Board of Directors of the Company. The Employee shall faithfully and diligently perform the duties and exercise the powers which the Supervisor or anyone authorized by the Chairman of the Board may from time to time properly assign to or confer upon the Employee.
2.2If and so long as the Director so directs, the Employee shall perform and exercise the said duties and powers on behalf of any Affiliate (as defined in paragraph 17.1 below).
2.3At all times and in all respects, the Employee shall conform to and comply with the lawful and reasonable directions of the Supervisor or anyone authorized by the Chairman of the Board.
2.4Unless prevented by sickness, injury or other incapacity or as otherwise agreed by the Director, the Employee shall devote the whole of his time, attention and abilities during his hours of work (which shall be normal business hours and such additional hours as may be necessary for the proper performance of his duties) to the business and affairs of the Company and any Affiliate for which he is required to perform duties.
2.5While working for the Company, the Employee shall be domiciled in Chêne-Bougeries, Switzerland and the Employee may voluntarily work from home or work from such other place of business of the Company, which the Supervisor or its designee may reasonably require for the proper performance and exercise of his duties and powers, and to travel on the business of the Company and any Affiliate for which he is required to perform duties. Company will ensure that work space is available to Employee on the premises of the Company or of the Company’s affiliated companies.
2.6The Employee shall comply with the Standards of Business Conduct set forth in Exhibit A attached on our global webpage.
2.7During the term of this Agreement, the Employee shall not take on any work for third parties (whether remunerated or not) without prior consent from the Board of Kelly Services Management Sárl or Director, as applicable. Further, a position as a director of a board or other trustee positions outside of the Company shall not be taken on by the Employee without such consent, even if no remuneration is given for the position.
2.8The Company agrees to arrange to allow the Employee to benefit from any director and officer liability insurance coverage policy carried by the Company or Kelly Services. In addition, the Company shall provide Employee with indemnification at least as favorable as that provided to other officers and directors of Kelly Services pursuant to Article VIII of its bylaws.

Article 3
COMPENSATION

3.1The gross salary of the Employee for the period from the date of this Employment Agreement shall be CHF 570’900 per year, payable in twelve (12) monthly installments or as otherwise prescribed by law. Such compensation covers all work and services performed by the Employee for the Company, its Affiliates and/or Kelly Services, including, without limitation, any services performed by the Employee in relation to his appointment as an officer or director of any Affiliates or subsidiaries of the Company or Kelly Services.

3.2The Employee's salary will be reviewed and adjusted periodically at the Company’s discretion. The Director or its designee will determine the Employee’s base salary.
3.3Provided that it is not prohibited or restricted under applicable law, the Employee shall participate in the incentive plan that is applicable to his position as Chief Financial Officer. The Employee understands and expressly accepts that the Company unilaterally establishes the incentive plan each year, based on financial and/or performance measures that the Company determines at its sole discretion and that may result in fundamental changes (including its termination) to the incentive plan. Further details relative to the applicable incentive plan will be provided to the Employee under separate cover.

The payments mentioned in paragraphs 3.1 through 3.3 above shall be subject to the legal and statutory deductions for old age and survivors insurance (AVS), disability insurance (AI), unemployment insurance (AC), loss of gain insurance (APG), occupational pension (LPP) and any additional legal or statutory deduction that may be introduced during the period of the employment relationship.

Article 4
COMPANY LEASE CAR/CAR ALLOWANCE

The Employee will be eligible to a car allowance of CHF twenty thousand and four hundred (20,400) per year.

Article 5
BENEFITS

The Employee shall be eligible to participate in benefit plans offered by the Company which may include medical, life insurance, disability and retirement plans, subject to the terms and conditions of such plans. The Company reserves the right to modify or discontinue such plans or benefits at any time at its sole discretion.

Article 6
EXPENSES

Apart from the compensation as per Article 3 above, the Employee shall be entitled to the refund, upon the submission of adequate written receipts and expense reports, of the actual and reasonable expenses incurred by him on behalf of the Company in the performance of his duties under this Agreement, such expenses including, but not limited to, travel, hotel, meals, and other business expenses approved by the Company.

Article 7
WORKING HOURS

7.1The Employee shall work on a full time basis for and devote his full time to the Company.
7.2The compensation fixed under Article 3 above takes into consideration that the Employee may be asked from time to time to perform overtime or excessive time work, in accordance with his position described in Article 2 above. Compensation for any overtime or excessive time work is included in the base salary amount stipulated under Article 3.

Article 8
HOLIDAYS

8.1The Employee shall be entitled to 25 business days paid vacation during each calendar year, which shall accrue on a pro rata basis each year. After 3 years of employment holidays will be determined as outlined in the Swiss Framework Contract (Art.13).
8.2The Employee shall inform the Supervisor or his designee of any planned vacation and shall obtain prior approval of the Supervisor or his designee of any vacation extending beyond five (5) working days.
8.3In case of termination of this employment relationship, the Company shall pay on a pro rata basis the accrued vacation not taken by the Employee during the current year, or the Employee shall refund to the Company the vacation already taken by exceeding his pro rata accrual during the current year.
8.4In addition to the vacation provided above, the Employee shall be entitled to all public holidays applicable in the canton of Geneva.

Article 9
INTELLECTUAL PROPERTY

9.1If at any time while performing his employment activities and regardless of whether he is performing his contractual duties, the Employee makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business of the Company or any Affiliate, he shall immediately disclose the full details of such Intellectual Property to the Company and, at the request and expense of the Company, he shall do all things which may be necessary or desirable for obtaining appropriate forms of protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting all rights in the same in the Company or its nominee.
9.2The Employee hereby irrevocably appoints the Company to be his attorney, in his name and on his behalf, to sign and execute any instrument and to do anything and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this Article 9.
9.3The Employee hereby expressly waives all of his right and interest in and to the Intellectual Property, subject to section 332 subparagraph 3 CO.
9.4If the invention is not released to the Employee, the employer shall pay the Employee a special appropriate compensation which shall be determined by taking into account all circumstances, such as the economic value of the invention, the employer’s participation, the use of his staff and operational facilities, as well as the Employee’s expenses and his position in the company (art. 332 par. 4 CO).
9.5All rights and obligations under this Article in respect of Intellectual Property made or discovered by the Employee during his employment shall continue in full and force and effect after the termination of his employment and shall be binding upon the Employee's personal representatives.

Article 10
SECRECY OBLIGATION
10.1During the entire duration of this Agreement as well as after the end of the employment relationship, the Employee shall keep strictly secret, and not disclose or communicate to third parties, any documents or information of a confidential nature relating to the business and operations of the Company or Kelly Services or any of its subsidiaries including any company in the same group as Kelly Services.
10.2Furthermore, the Employee shall keep strictly secret, and not disclose to any third party, any documents or information of a confidential nature entrusted by clients or other third parties or of which the Employee became aware through other channels.

Article 11
TERMINATION
11.1The parties agree that the employment relationship ends, without having to provide notice of termination on the day which the Employee attains the retirement age in effect at the respective time pursuant to social security law.
11.2The employment relationship can be terminated by either party as of the end of a month by giving the other with written notice of 6 months.
11.2.1Notice in writing of termination by the Employee and by the Company is outlined in Art.29 of the attached and applicable Swiss Framework Contract ; however, such notice may be waived by mutual consent;
11.3The Employee’s employment may, at the option of the Company, be terminated in the event of the Employee is prevent from performing his work by no fault of his own due to illness or accident, whether total or partial, if such results in his inability to render the services under this Agreement and continues for more than 30 days during his first year of employment, 90 days during any 12 month period during his second through fifth year of employment, or 180 days during any 12 month period during his sixth or any later year of employment.
11.4Any other provisions herein notwithstanding, this Agreement may also be terminated by either party before the expiration of the contractual term for cause in the meaning of Article 337 Swiss Code of Obligations.
11.5Upon the termination of his employment (for whatever reason and howsoever arising) the Employee:
11.5.1Shall not take away, conceal or destroy but shall immediately deliver to the Company all documents (which expression shall include, without limitation, notes, software, memoranda, correspondence, drawings, sketches, plans, designs and any other material upon which data or information is recorded or stored) relating to the business or affairs of the Company or any Affiliate or any of their customers, shareholders, directors, employees, officers, suppliers, distributors and agents (and the Employee shall not be entitled to retain any copies or reproductions of any such documents) together with any other property belonging to the Company or any Affiliate which may then be in his/her possession or under his control;
11.5.2Shall at the request of the Director or its designee immediately resign, without claim for compensation, from any office as a director of the Company and any Affiliate and from any other office held by him in the Company or any Affiliate. In the event of his failure to do so, the Company and its shareholders are hereby irrevocably authorized immediately to remove him therefrom;
11.5.3Shall not at any time thereafter make any untrue or misleading oral or written statement concerning the business and affairs of the Company or any Affiliate nor represent himself or permit himself to be held out as being in any way connected with or interested in the business of the Company or any Affiliate (except as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements); and
11.5.4Shall immediately repay all outstanding debts or other amounts due to the Company or any Affiliate, and the Company is hereby authorized to deduct from any wages or accrued benefits of the Employee a sum in repayment of all or any part of any such debts, or other amounts due.
11.5.5Upon termination of the Agreement, the Employee shall also resign from the boards of directors of the Company and any of its subsidiaries.
11.5.6The Company shall not be obligated to pay the Employee any of the severance payments under Section 1.2 unless and until the Employee has executed (without revocation) a timely release of claims in a form that is acceptable to the Company, and which includes standard and reasonable terms regarding items such as mutual non-disparagement, confidentiality, cooperation and the like, which must be provided to the Employee after thirty (30) days following separation from service, and must be effective and irrevocable prior to the 60th day following the Employee’s separation from service (the “Review Period”), and which shall include a general release of claims against Company and its affiliated entities and each of their officers, directors, employees and others associated with the Company and its affiliated entities. If the Employee fails or refuses to return such agreement, or revokes the agreement, within the Review Period, the Employee’s severance payments hereunder and benefits shall be forfeited

Article 12
NON-COMPETITION / NON-SOLICITATION
12.1For the purposes of this Article 12 the following expressions have the following respective meanings:
12.1.1the "Termination Date" means the date of termination for any reason of the employment;
12.1.2the "Prior Period" means the period of 12 months immediately preceding the Termination Date.
12.2The Employee understands and acknowledges that his senior position with the Company and Kelly Services gives him access to and the benefit of confidential information vital to the continued success of the Company and its Affiliates and influence over and connection with the Company's customers, suppliers, distributors, agents, employees and directors and those of its Affiliates in or with which the Employee is engaged or in contact and hereby acknowledges and confirms that he agrees that the provisions appearing in Articles 12.4 and 12.5 below are reasonable in their application to him and necessary but no more than sufficient to protect the interests of the Company and its Affiliates.
12.3In the event that any restriction contained in Articles 12.4 and 12.5 below shall be found to be void, but would be valid if some part of the relevant restriction were deleted, the relevant restriction shall apply with such modifications as may be necessary to make it valid and effective.
12.4The Employee shall not without the prior written consent of the Company, during the period of six (6) months from the Termination Date, whether alone or jointly with or as principal, partner, agent, director, employee or consultant of any other person, firm or corporation, and whether directly or indirectly, in competition with any of the businesses of the Company or any Affiliate carried on at the Termination Date:
12.4.1Solicit the services or customers of, provide services to, or otherwise deal with any person, firm or corporation who or which at any time during the Prior Period was a customer, client, supplier, agent or distributor of the Company or any Affiliate and with whom or which the Employee was personally concerned during the Prior Period; or
12.4.2 Entice or endeavor to entice away from the Company or any Affiliate or employ any person whose name is supplied to the Employee on or about the Termination Date being persons employed by the Company or any Affiliate who reported to the Employee or to an employee of the Company or any Affiliate to whom the Employee reported or who was in direct regular contact with the Employee during the Prior Period.
12.5The Employee shall not without the prior written consent of the Company, during the period of six (6) months from the Termination Date carry on (whether as an individual or otherwise and whether by investing or working or allowing his name to be used or otherwise) any business which materially competes or is liable materially to compete with any business of the Company or any Affiliate carried on at the Termination Date in which the Employee was materially engaged during the Prior Period where the competing business carries on business within Europe (including Switzerland), Middle East and Africa.
12.6Upon each breach of the non-competition clause and the non-solicitation clause set out in this Article, the relevant period(s) will be extended by the duration of that breach. For each violation of the covenants set forth in this Article, the Employee shall pay to the Company an amount equal to six (6) months of the Employee's then current salary at the time of termination as liquidated damages, plus such additional damages as may be incurred by the Company. The payment of this sum shall not operate as a waiver of the above obligations. The Company shall, in addition to all other damages, be entitled to obtain a court's order for specific performance, as well as adequate injunctive relief or any other adequate judicial measure, to immediately stop such violation.

12.7Nothing in this Article 12 shall prevent the Employee holding securities in a company where his holding does not exceed two (2) % of the class of securities concerned.

This Article shall survive any termination of this Agreement by any party for any reason.

Article 13
REPRESENTATIONS AND WARRANTIES; COVENANTS
13.1The Employee represents and warrants that there are no restrictions or prohibitions that will inhibit him from fully and properly undertaking any of his employment obligations herein, including, but not limited to, a non-competition, non-solicitation, or confidentiality agreement. The Employee acknowledges that if any such restriction or prohibition exists, is enforced, and will prohibit or inhibit him from fully and properly undertaking any of his employment obligations pursuant to this Agreement, such prohibitions or restrictions would constitute just cause for terminating this Agreement.
13.2By entering into this Agreement, the Employee represents and warrants that he is able to perform the contemplated duties of employment without disclosing proprietary or trade secret information of any third party, and that no proprietary or trade secret information of any third party shall be disclosed to the Company.
13.3During the term of this Agreement, the Employee covenants to complete and file in a timely manner all personal tax filings and pay all income taxes related to the compensation and benefits provided hereunder as may be required by applicable law.

Article 14
ENFORCEMENT
The Employee acknowledges that the services to be rendered by his under this Agreement are of a special, unique and extraordinary character and that it would be very difficult or impossible for the Company to replace such services and by reason thereof consents and agrees that if he violates any of the provisions of this Agreement, including without limitation, the provisions with respect to secrecy, non-competition or confidential information, the Company shall be entitled to an injunction to be issued by any court of competent jurisdiction, restraining him from committing or continuing any violations of this Agreement, to damages and all other appropriate relief as may be ordered by the court.

Article 15
NOTICES
Any notice to be given under this Agreement shall be given in writing and shall be deemed to be sufficiently served by one party on the other if it is delivered personally, by registered or certified mail, postage pre-paid (air-mail if overseas), by commercial express courier or by facsimile addressed as follows:

        If to the Company:
        Kelly Services Inc.
        C/o Kelly Services Management Sarl
        Av. Edouard-Dubois 20
        CH-2002 Neuchatel
        Switzerland
        Attn: Chief Executive Officer

Copy to:
        Kelly Services, Inc.
        999 W. Big Beaver Road
        Troy, Michigan 48084 USA
        Attn: General Counsel

        If to the Employee:
        34 Chemin de la Montagne
        1224 Chêne-Bougeries
        Switzerland

Or such other address as shall be furnished in writing by either party to the other. Such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally or by facsimile; (b) three (3) business days after mailing or deposit with an overnight air courier; or (c) ten (10) business days after being sent, if sent by registered or certified mail.

Article 16
GOVERNING LAW AND JURISDICTION
This Agreement shall be governed by, and interpreted in accordance with the laws of Switzerland.
Any dispute arising out of, or in connection with, this Agreement shall be submitted to the competent courts for either the Employee’s place of work or the place of the Company’s registered office.

Article 17
DEFINITIONS AND INTERPRETATIONS
In this Agreement, unless the context otherwise requires the following expressions have the following meanings:
17.1“Affiliate” shall mean any company which is under common control, directly or indirectly with the Company or which is controlled, directly or indirectly by the Company.
17.2“Confidential Information” shall mean all written and oral information, without respect to the medium on which such information is recorded, relating to the property, business and affairs of the Company, and Kelly Services and their respective Affiliates, suppliers, and clients, including, but not limited to, information concerning and relating to:
17.2.1The Company’s and Kelly Services’ and their respective Affiliates’ financing, marketing and business methods, procedures and strategies, fees, wage rates, benefits, cost, clients (including names and addresses), client lists, employee lists, payroll records, financial performance (including billings and profitability), business contacts and referral sources;
17.2.2The Company’s and Kelly Services’ and their respective Affiliates’ plans for the development of new services or goods, and the plans for the expansion into new areas or markets and other business strategies; and
17.2.3The Company’s and Kelly Services’ and their respective Affiliates’ business records, contracts, financial information, tax returns, records and statements, results of operations and sales and billings.
17.3“Intellectual Property” shall mean letters, patents, trademarks, service marks, designs, copyrights, design rights, applications for registrations of any of the foregoing and the right to apply for them in any part of the world, inventions, drawings, computer programs, Confidential Information, know-how and rights of like nature arising or subsisting anywhere in the world in relation to all of the foregoing whether registered or unregistered.

Article 18
MISCELLANEOUS
18.1This Agreement, together with attached Exhibits, sets forth the entire understanding of the parties and no statement, representation, warranty or covenant either express or implied has been made by the Company except as expressly set forth herein. This Agreement supersedes any existing agreements, arrangements and understandings (written or oral) relating to the employment of the Employee; all of such agreements, arrangements and understandings shall be deemed to have been terminated by mutual consent.
18.2No provision of this Agreement may be modified, waived or discharged unless agreed to in writing, signed by the Employee and by the undersigned Company representative or his successor.
18.3The Employee may not assign this Agreement or any interest herein. The Company may assign the Employee and this Agreement to any Affiliate.
18.4In the event that any provision of the Agreement shall be construed as being invalid or unenforceable, such invalidity or unenforceability shall not affect any of the other provisions in this Agreement which can be given effect without the invalid or unenforceable provision. The parties understand, agree and deem that the consideration exchanged for the various covenants, agreements, and releases contained herein is sufficient and the parties waive any and all rights they may have to assert a claim of lack of sufficient consideration.
18.5The Employee hereby authorizes the Company, without notice to the Employee, at any time during the Employee's employment to set off and/or make deductions from the Employee's salary or from any other sums due to the Employee from the Company or any Affiliate in respect to any overpayment of any kind made to the Employee in respect to any debt or other sums due from him, subject to article 323b subparagraph 2 CO.
18.6The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.
18.7In the event of a conflict between the terms and conditions of this Agreement and Swiss Framework Agreement, the terms and conditions of this Agreement shall prevail.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto and is intended to be and is hereby delivered as of this 31st of March 2022

The Employee	Kelly Services Management Sarl

/s/ Olivier Thirot	/s/ Dinette Koolhaas
Olivier Thirot	Dinette Koolhaas
Senior Vice President & President,
Kelly International

/s/ Silvan Hoevenaars
Silvan Hoevenaars
Vice President, Finance International